Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

BYND Cannasoft Enterprises Inc.

We consent to the inclusion in the Form 20-F Registration Statement filed with the Securities Exchange Commission, of BYND Cannasoft Enterprises Inc. (the “Company”) our report dated May 2, 2022 relating to our audit of the statement of financial position as of December 31, 2021 and statements of income (loss) and comprehensive income (loss), stockholders’ equity (deficiency) and cash flows for the year ended December 31, 2021.

We also consent to the reference to us under the caption “Statement by experts” in the Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

May 2, 2022